UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2018

FS Investment Corporation IV

(Exact name of Registrant as specified in its charter)

Maryland	814-01151	47-3258730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania		19112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On March 29, 2018, Messrs. David Adelman and Michael Heller resigned as members of the board of directors (the “Board”) of FS Investment Corporation IV (the “Company”), effective as of the date on which GSO / Blackstone Debt Funds Management LLC (“GDFM”) resigns as investment sub-adviser to the Company. Messrs. Adelman and Heller have no control over the occurrence of GDFM’s resignation. The resignations of Messrs. Adelman and Heller did not result from any disagreement relating to the Company’s operations, policies or practices.

On March 29, 2018, the Board appointed Mr. Todd Builione as a director to serve for a term commencing on the earlier of the Company’s entry into (i) a new investment advisory and administrative services agreement with FSIC IV Advisor, LLC, and a new investment advisory and administrative services agreement with KKR Credit Advisors (US) LLC (“KKR Credit”), and (ii) a new investment advisory and administrative services agreement with FS/KKR Advisor, LLC, a newly-formed entity that will be jointly operated by an affiliate of Franklin Square Holdings, L.P. and KKR Credit (such date, the “Effective Date”), each of which received the requisite number of votes to pass at a special meeting of the Company’s stockholders on March 26, 2018. There is no arrangement or understanding between Mr. Builione and any other person pursuant to which he was appointed as a director. The Company does not pay compensation to its directors who also serve in an executive officer capacity for the Company or its investment adviser.

On the Effective Date, the size of the Board will be decreased to eight directors, six of whom will be independent directors.

Officers of the Company

On March 29, 2018, Mr. Michael Forman resigned as President of the Company, effective as of the Effective Date. Mr. Forman’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Forman will remain the Chief Executive Officer of the Company and the Chairman of the Board. On March 29, 2018, the Board appointed Mr. Builione as President of the Company effective as of the Effective Date. There are no material contracts or agreements between the Company and Mr. Builione. Mr. Builione will not receive any direct compensation from the Company. Set forth below is biographical information pertaining to Mr. Builione.

Todd C. Builione, 43, is a member of the Board of Directors of Corporate Capital Trust, Inc. (“CCT”) and CCT’s Chief Executive Officer, and also a trustee of Corporate Capital Trust II. Mr. Builione joined KKR & Co. L.P. (“KKR & Co.”) in 2013 and is a Member of KKR & Co. and President of KKR Credit & Capital Markets. Mr. Builione also serves on the KKR Global Risk Committee. Prior to joining KKR & Co., Mr. Builione served as President of Highbridge Capital Management, CEO of Highbridge’s Hedge Fund business and a member of the Investment and Risk Committees. Mr. Builione began his career at the Goldman Sachs Group, where he was predominantly focused on capital markets and mergers and acquisitions for financial institutions. He received a B.S., summa cum laude, Merrill Presidential Scholar, from Cornell University and a J.D., cum laude, from Harvard Law School. Mr. Builione serves on the Board of Directors of Marshall Wace, a liquid alternatives provider which formed a strategic partnership with KKR & Co. in 2015. Mr. Builione also serves on the Board of Directors of Harlem RBI (a community-based youth development organization located in East Harlem, New York), on the Advisory Council of Cornell University’s Dyson School of Applied Economics and Management, and on the Board of Directors of the Pingry School.

On March 29, 2018, Mr. Edward Gallivan resigned as Chief Financial Officer of the Company, effective as of the Effective Date. Mr. Gallivan’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On March 29, 2018, the Board appointed Mr. William Goebel as Chief Financial Officer of the Company effective as of the Effective Date. There are no material contracts or agreements between the Company and Mr. Goebel. Mr. Goebel is employed by FS Investments, and will not receive any direct compensation from the Company. Set forth below is biographical information pertaining to Mr. Goebel.

William Goebel, 43, currently serves as the chief financial officer of FS Investment Corporation, FS Investment Corporation II, FS Global Credit Opportunities Fund, FS Multi-Strategy Alternatives Fund and FS Credit Real Estate Income Trust. Prior to joining FS Investments, Mr. Goebel held a senior manager audit position with Ernst & Young LLP in the firm’s asset management practice from 2003 to January 2011, where he was responsible for the audits of regulated investment companies, private investment partnerships, investment advisers and broker-dealers. Mr. Goebel began his career at a regional public accounting firm, Tait, Weller and Baker LLP in 1997. Mr. Goebel received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1997. He is a Certified Public Accountant and holds the CFA Institute’s Chartered Financial Analyst designation. Mr. Goebel serves on the board of directors of Philadelphia Reads (and serves as treasurer and chairs the audit committee of that board).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation IV

Date: April 3, 2018	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President